EXHIBIT "99.1"

<table>
<tr>
<td>NEWS RELEASE

FOR IMMEDIATE RELEASE</td>
<td>Contact:
Income Opportunity Realty Investors, Inc.
Investor Relations
Gene Bertcher (800) 400-6407
investor.relations@incomeopp-realty.com</td>
</tr>
</table>

Income Opportunity Realty Investors, Inc. Reports Second Quarter 2017 Results

DALLAS (August 14, 2017) Income Opportunity Realty Investors, Inc. (NYSE American: IOR), a Dallas-based real estate investment company, reported results of operations for the second quarter ended June 30, 2017. IOR announced today that the Company reported net income applicable to common shares of $1.0 million or $0.24 per diluted earnings per share for the three months ended June 30, 2017, as compared to net income applicable to common shares of $0.7 million or $0.18 per diluted earnings per share for the same period ended 2016.

In June 2017, the Company changed its trading symbol from ("IOT") to ("IOR").

Revenues

Land held subject to a sales contract is our sole operating segment. There was no income generated from this segment for the three months ended June 30, 2017 nor for the prior period ended 2016.

Expenses

General and administrative expenses were $119,000 for the three months ended June 30, 2017. This represents a decrease of $9,000, as compared to the prior period general and administrative expenses of $128,000. This decrease was primarily due to a decrease in legal fees and cost reimbursements to our Advisor.

Net income fee to related party increased $23,000 to $77,000 for the three months ended June 30, 2017 compared to the prior period. The net income fee paid to our Advisor is calculated at 7.5% of net income.

Other income (expense)

Interest income remained constant at $1.1 million for the three months ended June 30, 2017 and 2016.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2017	2016	2017	2016
	(dollars in thousands, except per share amounts)			
Revenues:				
Rental and other property revenues	$ -	$ -	$ -	$ -
Expenses:				
Property operating expenses	-	-	-	-
General and administrative (including $0 and $47 for the three months and $0 and $90 for the six months ended 2017 and 2016, respectively, from related parties)	119	128	249	221
Net income fee to related party	77	54	137	126
Advisory fee to related party	164	160	326	313
Total operating expenses	360	342	712	660
Net operating loss	(360)	(342)	(712)	(660)
Other income:				
Interest income from related parties	1,119	1,085	2,208	2,293
Other Income	250	-	250	3
Total other income	1,369	1,085	2,458	2,296
Net income	$ 1,009	$ 743	$ 1,746	$ 1,636
Earnings per share - basic and diluted				
Net income	$ 0.24	$ 0.18	$ 0.42	$ 0.39
Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2017	December 31, 2016
	(dollars in thousands, except par value amount)	
Assets		
Real estate land holdings subject to sales contract, at cost	$ 22,717	$ 22,717
Total real estate	22,717	22,717
Notes and interest receivable from related parties	16,887	25,485
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	15,061	23,659
Cash and cash equivalents	-	1
Receivable and accrued interest from related parties	48,308	37,768
Other assets	2,049	2,257
Total assets	$ 88,135	$ 86,402
Liabilities and Shareholders' Equity		
Liabilities:		
Accounts payable and other liabilities	$ 10	$ 23
Total liabilities	10	23
Shareholders' equity:		
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2017 and 2016	42	42
Treasury stock at cost, 5,461 shares in 2017 and 2016	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	26,167	24,421
Total shareholders' equity	88,125	86,379
Total liabilities and shareholders' equity	$ 88,135	$ 86,402